Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Wix.com Ltd. 2013 Incentive Compensation Plan (as amended) and Wix.com Ltd. Amended and Restated 2013 Employee Stock Purchase Plan of Wix.com Ltd. of our reports dated March 5, 2026, with respect to the consolidated financial statements of Wix.com Ltd. and the effectiveness of internal control over financial reporting of Wix.com Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Tel Aviv, Israel May 13, 2026	/s/ Kost Forer Gabbay & Kasierer A Member of EY Global